Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type of information that the Company treats as private or confidential.
Exhibit 10.1

November 2, 2025

Mr. James D. Allison
CFO, Insperity Holdings, Inc.
19001 Crescent Springs Drive
Kingwood, TX 77339

Re: 2026 Insperity and UnitedHealthcare Health Agreement Extension

Dear Jim:

UnitedHealthcare is very pleased to provide Insperity with this Letter of Agreement which includes the proposed modifications to the existing contracts between UnitedHealthcare Insurance Company (“UnitedHealthcare”) and Insperity Holdings, Inc. (“Insperity”).

Upon execution, this Letter of Agreement and the attached Exhibit A will constitute a legally binding agreement as to the principal terms of amendments to the Minimum Premium Financial Agreement and the Minimum Premium Administrative Services Agreement, each by and between Insperity and UnitedHealthcare, as amended and restated from time to time (collectively, the “Medical Definitive Agreements”). The parties agree that such Amendments shall be prepared and executed as soon as possible.

Except as otherwise set forth herein, the terms and conditions of any eventual modifications to the Medical Definitive Agreements will be only as set forth in any subsequent amendment(s) signed by the parties.

Insperity and UnitedHealthcare acknowledge and agree that the terms and conditions of this letter and the attached Exhibit A relating to the Medical Agreements, including the existence thereof, are subject to the provisions of Section 5(e) of the Minimum Premium Administrative Services Agreement (relating to publicity of the arrangement). As such, Insperity and UnitedHealthcare each agree not to make any unauthorized disclosure or public announcement concerning the subject matter thereof without the written consent of the other except to the extent required by law.

On behalf of UnitedHealthcare and the members that we are honored to serve with Insperity, I thank you yet again Jim for the many years of support and consideration between our two organizations.

If this Letter of Agreement and the terms set forth in Exhibit A are in accordance with your understanding of the proposed modifications to our existing contracts, please sign below and return an executed copy to me. Should you have any questions, please call me at ([ ]) [ ].

Best Regards,

AGREED TO AND ACCEPTED BY:
/s/ Anthony R. Carr	/s/ James D. Allison
Anthony R. Carr	James D. Allison
National Vice President	CFO
UnitedHealthcare	Insperity Holdings, Inc.
Date: November 3, 2025

Exhibit A
UnitedHealthcare/Insperity
Terms of Agreement

For consistency, clarity and ease of communication, this Exhibit A uses certain defined terms from the Medical Definitive Agreements between Insperity and UnitedHealthcare (UHC) (together the “Parties”), the provisions of which are hereby amended effective January 1, 2026, unless otherwise indicated.

As part of this Exhibit A, the Parties desire to modify the Medical Definitive Agreements, including to extend the term of the agreement until December 31, 2028. The Parties have also agreed to [ ] the [ ] (see below), for the duration of the revised agreement.

1)    For avoidance of doubt, the [ ] previously agreed to in the Medical Definitive Agreements by the Parties remain unchanged.

2)    The Parties agree:

a)    The Parties agree that the UnitedHealthcare [ ] shall be as follows:

	2026	2027	2028

[ ]	[ ]	[ ]	[ ]
b)    UnitedHealthcare shall provide the following [ ] on a trailing quarterly basis to Insperity per specified [ ], on each occasion such a [ ] is [ ], as follows:

	2026	2027	2028

[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]

The amounts set forth above for 2027 and 2028 are [ ] to be applied following the annual update of the [ ] applicable to Insperity and standard fully-insured large group UnitedHealthcare customers in the states where Insperity’s plans are sitused. The Parties agree that the [ ] set forth above for 2027 and 2028 will be [ ] as necessary to [ ] with [ ] as negotiated by the Parties in good faith.

c)    UnitedHealthcare will continue the “[ ]”, as such term is defined in the letter agreement dated March 26, 2025 between the Parties (March 2025 LOA) for each “[ ]” covered for health insurance ([ ]) under the Medical Definitive Agreements. For avoidance of doubt, the [ ] of the [ ] and the years corresponding to the dates specified in the March 2025 LOA shall be adjusted to reflect the years specified below, and the other terms applicable to the [ ].

	2026	2027	2028

[ ]	[ ]	[ ]	[ ]

d)    The [ ] and [ ] portion payable to UnitedHealthcare shall [ ] at [ ].

e)    The pooling feature will continue to be made available as an option to Insperity for the 2026, 2027 and 2028 calendar years at the following attachment levels and charges:

Pooling Level	2026	2027	2028
$1 million	[ ]	[ ]	[ ]
$750,000	[ ]	[ ]	[ ]
$500,000	[ ]	[ ]	[ ]

The decision to accept the pooling feature and at what level shall be made by Insperity no later than December 31st each year.

* The Parties agree that the [ ] for 2027 and 2028 [ ] set based on [ ], with no [ ] in [ ] of UnitedHealthcare’s [ ], plus any applicable [ ] associated with the pooling feature, as [ ] by the Parties in good faith, with [ ] delivery no later than October 15 each year.

f)    In the event of fundamental regulatory or [ ] changes that materially alter the financial structure of the [ ] of [ ] subject to [ ] under Section 2(b) of this Exhibit A to the letter agreement, the Parties agree to mutually negotiate in good faith changes to this Exhibit A with no less than a [ ] notice requirement from UnitedHealthcare before any changes are implemented.

g)    The [ ] credit is earned for calendar year 2025 and will be paid by UnitedHealthcare to Insperity in 2026 but shall be eliminated for future years.